UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2008

CV THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-21643	43-1570294
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3172 Porter Drive, Palo Alto, California	94304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 384-8500

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

CV Therapeutics, Inc. (“CV Therapeutics” or the “Company”) currently expects to record approximately $21 million of net product revenues from sales of Ranexa® (ranolazine extended-release tablets) for the quarter ended December 31, 2007. The Company currently estimates that its operating expenses, not including cost of sales, will be approximately $50 million to $55 million for the quarter ended December 31, 2007 and into 2008, which is consistent with the Company’s previously disclosed guidance. Product and collaboration revenues, which are not reflected in this operating expense figure, will offset a portion of operating expenses. The Company further estimates that it will report cash, cash equivalents, marketable securities and restricted cash of $179 million at December 31, 2007. The Company continues to project cash use of less than $100 million in 2008, consistent with prior guidance, and currently projects cash use of less than $50 million in 2009.

The matters set forth in this report are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of CV Therapeutics’ products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property; and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

Item 8.01	Other Events

The matters set forth above in Item 2.02 are incorporated in this Item 8.01 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2008	CV THERAPEUTICS, INC.

	By:	/s/ Tricia Borga Suvari
Tricia Borga Suvari
Senior Vice President and General Counsel